 Exhibit 3.84

CERTIFICATE OF FORMATION

OF

KENNEWICK LICENSING, LLC

The undersigned, an authorized natural person, for the purpose of forming a limited liability company, under the provisions and subject to the requirements of the State of Delaware (particularly Chapter 18, Title 6 of the Delaware Code and the acts amendatory thereof and supplemental thereto, and known, identified, and referred to as the “Delaware Limited Liability Company Act”), hereby certifies that:

FIRST:          The name of the limited liability company (hereinafter called the “Company”) is: KENNEWICK LICENSING, LLC

SECOND:     The address of the registered office and the name and the address of the registered agent of the Company required to be maintained by Section 18-104 of the Delaware Limited Liability Company Act are The Corporation Trust Company, Corporation Trust Center, 1209 Orange Street, Wilmington, Delaware 19801.

THIRD:         The Manager of the Company shall be Wireless Broadcasting Systems of Kennewick, LLC. No Member shall have the authority to bind the Company contractually or otherwise unless said Member is also the Manager of the Company or is expressly granted such authority by the Manager or the Limited Liability Company Agreement, as amended. Any action taken by a Member which violates this provision shall be null and void and have no effect.

DATED:        June 3, 1997

/s/ Michelle Jackson
Michelle Jackson
Authorized Person

Certificate of Amendment to Certificate of Formation

of

KENNEWICK LICENSING, LLC

It is hereby certified that”

1.       The name of the limited liability company (hereinafter called the “limited liability company”) is KENNEWICK LICENSING, LLC

2.       The certificate of formation of the limited liability company is hereby amended by striking out the statement relating to the limited liability company’s registered agent and registered office and by substituting in lieu thereof the following new statement:

“The address of the registered office and the name and the address of the registered agent of the limited liability company required in be maintained by Section 18-104 of the Delaware Limited Liability Company Act are Corporation Service Company, 2711 Centerville Road, Suite 400, Wilmington, DE 19808.”

Executed on March 14, 2003

/s/ Claudia Toussaint
Claudia Toussaint, Authorized Person

STATE OF DELAWARE
CERTIFICATE OF AMENDMENT

1.	Name of limited liability Company: KENNEWICK LICENSING, LLC

2.	The Certificate of Formation of the limited liability company is hereby amended as follows: THIRD: The Manager of the Company shall be WBS Washington, LLC. No member shall have the authority to bind the company contractually or otherwise unless said Member is also the Manager of the company or is expressly granted such authority by the Manager or the Limited Liability Company Agreement, as amended. Any action taken by a member which violates the this provision shall be null and void and have no effect.

IN WITNESS WHEREOF, the undersigned have execute this Certificate of the 27th day of March , A.D. 2006

By:	/s/ Brett W. Andreasen
Authorized Person(s)

Name: Brett W. Andreasen, Assistant Secretary of WBS Washington, LLC, Member/Manager of Kennewick Licensing, LLC
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